EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is entered into by and between GRAPEFRUIT BOULEVARD INVESTMENTS, INC. doing business as ‘Kali Kanna Distribution’, ‘Kali Kanna Farms’, ‘High Voltage Distribution’ (the “Company”) and KRISTIAN BRIANNE CONTRERAS (“Employee”) as of November 19, 2018. Company and Employee are collectively referred to herein as “the Parties.” In consideration of the mutual promises and covenants contained in this Agreement, Employee and the Company agree as follows:

1. TERM OF EMPLOYMENT. The Company hereby employs Employee, and Employee hereby accepts employment, on the terms and subject to the conditions set forth in this Agreement, for a term (the “Employment Period”) commencing on November 19, 2018 (“Commencement Date”) and continuing until November 19, 2021 (the “Expiration Date”). The Parties may renew this Agreement for successive one (1) or more year terms by mutual written agreement and the Expiration Date shall be extended by one year from the date of the mutual written renewal agreement.

2. DUTIES. During the Employment Period, Employee shall serve as Executive Vice President of the Sugar Stoned Division; perform such services consistent with Employee’s position as the Supervisory Officer may from time to time require; devote Employee’s entire business time, ability and energy exclusively to the performance of Employee’s duties; and use Employee’s best efforts to advance the interests and businesses of the Company, its divisions, subsidiaries and affiliates.

3. COMPENSATION.

(a) The Company shall pay to Employee a salary based on receiving One Hundred (100%) Percent of the total “Net Revenue” earned by the Company from the Sugar Stoned division exclusively. For purposes of this Agreement, the term “Net Revenue” shall mean all Gross Income collected by the Company from the Sugar Stoned division, less costs for sales-persons, marketing costs, accounting and legal costs, insurance costs, Company’s costs for FICA taxes and payroll, cost for collection, payment of refunds, credits, returns, sale’s fees, compliant cannabis lab testing costs, local taxes, federal and state income taxes, and sales taxes, if any, associated therewith.

In consideration of Employee receiving all of the “Net Revenue” earned from the Sugar Stoned division and operations, Employee hereby assigns to Company all rights, title and interests in “Sugar Stoned, LLC” including, but not limited to, all trade secrets, customer lists, distribution channels, employees, intellectual property rights which include all past and current edible formulations (collectively referred to as the “Intellectual Property Rights”). All Intellectual Property Rights shall be returned to Employee or her heirs, upon the expiration of the term of this Agreement as set forth in Paragraph 1. Termination for cause or Employee resigning prior to the expiration of this Agreement as set forth in Paragraph 1 shall not affect the Intellectual Property Rights granted to the Company under this Agreement. Employee shall continue to receive the “Net Revenue” from the Sugar Stoned division less the employment costs required to replace Employee in the event of Employee’s incapacity in any form which prevents her from carrying out the terms of her employment.

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(b) The Company, as a licensed cannabis manufacturer, shall receive a twenty (20%) percent mark-up fee based on the cost(s) to manufacture each individual edible piece sold (the “Mark-Up Fee”).

By way of example, if a given edible piece costs the Company three ($3.00) dollars to manufacture, the Company will then mark-up that cost by twenty (20%) percent or sixty ($0.60) cents, and the Company will collect the Mark-Up as part of its compensation when that edible piece is sold.

(c) The Company, as a licensed cannabis distributor, shall charge a flat rate of twenty (20%) percent plus $85.00 per shipment/drop to distribute the Sugar Stoned edible product line throughout the State of California. This distribution fee is inclusive of any costs incurred by Company should Company elect to use the services of any third party licensed distributor to efficiently distribute the Sugar Stoned product line throughout the State of California. In cases where the Parties agree to use a third-party distributor that charges in excess of twenty (20%) percent, Company’s distribution fee shall be three (3%) percent in addition to the costs of the third-party distributor.

(d) Employee may be eligible to receive, in the sole and absolute discretion of the Company (considering such factors as the Company deems appropriate in its sole, subjective judgment), a discretionary annual bonus. The Company’s determination whether or not to pay to Employee a discretionary annual bonus, the criteria therefore and the amount and timing of such bonus, if any, shall be final and binding.

4. EXPIRATION OF TERM AND TERMINATION.

(a) This Agreement shall automatically expire and terminate on the Expiration Date unless the Parties have agreed to renew the Agreement.

(b) Employee’s employment and this Agreement shall automatically terminate if employee dies during the term hereof and all Intellectual Property Rights shall revert to Employee’s estate upon expiration of this Agreement pursuant to Paragraph 1.

5. COMPLETE AND SUPERSEDING AGREEMENT. This Agreement shall constitute the entire and final understanding of the parties with respect to Employee’s employment with the Company and the subject matters addressed in this Agreement. It is intended by the parties as a complete and exclusive statement of the terms of their agreement. It supersedes and replaces all prior negotiations and all agreements, proposed or otherwise, whether written or oral, concerning Employee’s employment with the Company and the other subject matters addressed in this Agreement, including, without limitation, effective November 14, 2018. Any representation, promise or agreement not specifically included in this Agreement shall not be binding upon or enforceable against either party. This is a fully integrated agreement.

6. WARRANTIES AND COVENANTS. The Parties warrant, represent and covenant the following:

(a) Employee is free to enter into the Agreement and to provide the services and perform the duties and obligations required of Employee;

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(b) Employee is not currently (and will not, to the best knowledge and ability of Employee, at any time during the Employment Period be) subject to any agreement, understanding, obligation, claim, litigation or condition which could adversely affect Employee’s performance of any of Employee’s duties or obligations under the Agreement or the Company’s complete ownership and enjoyment of all of the rights, powers and privileges granted to the Company under the Agreement; Company represents and warrants that it is in good standing with the California Bureau of Cannabis Control and California Department of Public Health. Employee has the right to void this Agreement in the event that Company loses both its Distribution and Manufacturing Licenses during the term of this Agreement.

(c) No Intellectual Property written, composed, created or submitted by Employee at any time during Employee’s employment by the Company shall, to the best of Employee’s knowledge, violate the rights of privacy or publicity, constitute a libel or slander or infringe upon the copyright, literary, personal, private, civil, property or other rights of any Person.

7. EMPLOYMENT AFTER TERM.

(a) The Parties may consent to continue Employee’s employment beyond the Expiration Date by renewing this Agreement for successive one (1) or more year terms by mutual written agreement of the Parties hereto and the Expiration Date shall be extended from the date of the mutual written renewal agreement.

8. NO WAIVER.

(a) Nothing contained herein, and no exercise by the Company of any right or remedy, shall be construed as a waiver by the Company of any other rights or remedies which the Company may have. In the event that any court or tribunal shall at any time hold any covenants or restrictions contained in the Agreement to be unenforceable or unreasonable as to the scope, territory or period of time specified, such court or tribunal shall have the power, and is specifically requested by Employee and the Company, to declare or determine the scope, territory or period of time which it deems to be reasonable or enforceable and to enforce the restrictions to that extent.

9. GOVERNING LAW.

(a) The substantive laws (as distinguished from the choice of law rules) of the State of California shall govern (i) the validity and interpretation of the Agreement, (ii) the performance by the parties of their respective duties and obligations under the Agreement and (iii) all other causes of action (whether sounding in contract or in tort) arising out of or relating in any fashion to Employee’s employment by the Company or the termination of such employment.

(b) Any controversy or claim arising out of or relating to this Agreement, its enforcement, interpretation, or because of an alleged breach, default, or misrepresentation in connection with any of its provisions, or arising out of or relating in any way to Employee’s employment or termination of employment, including, for example, any alleged violation of statute, common law or public policy, shall be submitted to the Los Angeles Superior Court and the prevailing party shall be entitled to reasonable attorney’s fees and costs associated therewith.

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10. NOTICES.

All notices, requests, demands or other communications related to this Agreement shall be in writing and delivered personally (effective upon receipt), sent by United States certified or registered mail, postage prepaid and return receipt requested (effective seven (7) business days after postmark date), sent by nationally recognized overnight delivery service (effective three (3) business day after timely delivery to such delivery service), by confirmed facsimile (effective upon receipt), or otherwise actually delivered, to the respective addresses set forth below:

If to Employee, to her at:

4612 Grey Drive, Unit 1

Los Angeles, California 90035

If to the Company, to it at:

Grapefruit Boulevard Investments,

Inc. 11111 Santa Monica Blvd., Suite

100 Los Angeles, California

Attention: Bradley J, Yourist, Esq.

Facsimile: (310) 943-2650

or to such other addresses as Employee or the Company shall have designated by written notice to the other party in the manner provided above.

11. MISCELLANEOUS.

(a) This Agreement may be amended, renewed, extended or otherwise modified only by a written agreement signed by both parties. No provision of this Agreement shall be interpreted against any party because that party or its legal representative drafted the provision. There are no warranties, representations or covenants, oral or written, express or implied, except as expressly set forth in this Agreement. Employee acknowledges that Employee does not rely and has not relied upon any representation or statement made by the Company or any of its representatives relating to the subject matter of this Agreement except as set forth in this Agreement.

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(b) If any provision of this Agreement or any portion of it is declared by any court of competent jurisdiction to be invalid, illegal or incapable of being enforced, the remainder of such provision, and all of the remaining provisions of this Agreement, shall continue in full force and effect and no provision shall be deemed dependent on any other provision unless as specifically expressed in this Agreement.

(c) The failure of a party to insist on strict adherence to any term of this Agreement shall not be considered a waiver of, or deprive that party of the right in the future to insist on strict adherence to, that term or any other term of this Agreement.

(d) The headings in this Agreement are solely for convenience of reference and shall not affect its interpretation.

(e) The relationship between Employee and the Company is exclusively that of employer and employee, and the Company’s obligations to Employee are exclusively contractual in nature.

(f) The Parties shall mutually execute and deliver to each all such documents consistent herewith as the Company or Employee may from time to time deem necessary or desirable to evidence, protect, enforce or defend their right, title and interest in or to any Confidential Materials, Intellectual Property or other items.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement or caused it to be executed on their behalf as of the date first above written.

Employee

/s/ KRISTIAN BRIANNE CONTRERAS	11/17/18
KRISTIAN BRIANNE CONTRERAS	Date

Grapefruit Boulevard Investments, Inc.

/s/ BRADLEY J. YOURIST	11/19/18
BRADLEY J. YOURIST, CEO	Date

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